Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2012

HOUSTON, May 7, 2012—Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $28.8 million, or $0.71 per diluted share for the three months ended March 31, 2012, versus net income of $21.7 million, or $0.54 per diluted share for the first quarter of 2011. Total revenues were $177.1 million during the quarter ended March 31, 2012 compared to $137.7 million for the same period in 2011, an increase of $39.4 million or approximately 29%. The increase in revenues resulted from increased product revenues of $29.5 million and increased service revenues of $9.9 million.

In addition, the Company announced that its backlog at March 31, 2012 was approximately $701 million, compared to its March 31, 2011 backlog of approximately $655 million and its December 31, 2011 backlog of approximately $716 million. Based on current market conditions and excluding any unusual or special charges, the Company expects its earnings per diluted share for the quarter ending June 30, 2012 to approximate $0.62 to $0.72. The Company also announced that its full-year 2012 earnings are anticipated to be in the range of $2.60 to $2.80, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, developments related to the Deepwater Horizon incident, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2012	2011
Revenues	$177,124	$137,667
Cost and expenses:
Cost of sales	107,050	80,113
Selling, general and administrative	20,432	18,261
Engineering and product development	9,610	8,698

	137,092	107,072

Operating income	40,032	30,595

Interest income	103	99
Interest expense	(5)	(11)

Income before income taxes	40,130	30,683
Income tax provision	11,333	9,011

Net income	$28,797	$21,672

Diluted earnings per share	$0.71	$0.54

Weighted average shares – diluted	40,411	40,320

Depreciation and amortization	$6,058	$5,755

Capital expenditures	$13,867	$19,809